Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP CONTINUES STRATEGIC EXPANSION WITH STATEWIDE PREFERRED LENDER STATUS

Rancho Cucamonga, CA (September 29, 2005) - Vineyard National Bancorp (the “Company”) (NASDAQ:VNBC), the parent company for Vineyard Bank (the “Bank”), announced today the Bank’s Small Business Administration (“SBA”) division has received preferred lender status under the preferred lender program (PLP) for all statewide districts. The approval was recently granted for the districts of San Francisco, Sacramento and Fresno.

“This statewide status allows us to continue the expansion of our SBA product throughout California, and allows us to develop and expand many significant relationships. With our recently opened loan production office in San Rafael and the approved PLP status in San Francisco, Sacramento and Fresno, our ability to service this emerging market is greatly enhanced,” stated Norman Morales, President and Chief Executive Officer.

The Company is a $1.6 billion bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through 11 full-service branch offices in Orange, Los Angeles, San Bernardino, San Diego, and Riverside counties of California, and three loan production offices located in Anaheim, Carlsbad and San Rafael, California. The Company’s common stock is traded on the NASDAQ National Market System under the symbol “VNBC.”

DISCLAIMER

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com